Exhibit 77(c)

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Special Meetings of shareholders of the Portfolios were held on February 20, 2002 to vote on

   1. Approval of a new Investment Management Agreement between each Portfolio and ING Investments, LLC

      ING VP Growth Portfolio (For: 20,605,645; Against: 451,818)
      ING VP Index Plus LargeCap Portfolio (For: 53,303,274; Against: 876,660) ING VP Index Plus MidCap Portfolio (For: 6,468,202; Against: 426,675) ING VP Index Plus SmallCap Portfolio (For: 2,639,724; Against: 20,055) ING VP International Equity Portfolio (For: 3,255,618; Against: 47,130) ING VP Small Company Portfolio (For: 11,881,371; Against: 506,406)
      ING VP Technology Portfolio (For: 9,010,259; Against: 212,941)
      ING VP Value Opportunity Portfolio (For: 11,040,342; Against: 217,213)

   2. Approval of new Sub-Advisory Agreements between ING Investments, LLC and Aeltus Investment Management, Inc., with respect to all Portfolios except ING VP Technology Portfolio

      ING VP Growth Portfolio (For: 19,513,299; Against: 985,527)
      ING VP Index Plus LargeCap Portfolio (For: 51,130,348; Against: 1,081,758) ING VP Index Plus MidCap Portfolio (For: 6,355,368; Against: 524,608)
      ING VP Index Plus SmallCap Portfolio (For: 2,634,582; Against: 23,131)
      ING VP International Equity Portfolio (For: 3,248,558; Against: 51,298) ING VP Small Company Portfolio (For: 11,696,806; Against: 669,829)
      ING VP Value Opportunity Portfolio (For: 10,696,999; Against: 409,518)

   3. Approval of new Sub-Advisory Agreement between ING Investments, LLC and Elijah Asset Management, LLC, with respect to the ING VP Technology Portfolio

      ING VP Technology Portfolio (For: 9,084,048; Against: 141,251)

   4. Approval of Amended and Restated Articles of Incorporation

      All Portfolios (For: 116,966,581; Against: 3,695,157)